Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 4, 2021)	Registration No. 333- 259755

REDWIRE CORPORATION

13,920,979 Shares of Common Stock
Up to 67,262,510 Shares of Common Stock by the Selling Shareholders
5,732,168 Warrants by the Selling Shareholders

This prospectus supplement updates and supplements the prospectus dated October 4, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259755). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2021.

The Prospectus relates to (a) the issuance by us of up to 13,920,979 shares of our common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of warrants, each exercisable for one share of Common Stock at a price of $11.50 per share (“Warrants”) and (b) the resale from time to time of (i) up to 67,262,510 shares of Common Stock, consisting of 53,361,531 shares of Common Stock and 13,920,979 shares of Common Stock issuable upon the exercise of Warrants and (ii) 5,732,168 Warrants by the selling security holders named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock and Warrants involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2021

Redwire Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39733	98-1550429
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8226 Philips Highway, Suite 101

Jacksonville, Florida 32256

(Address of Principal Executive Offices)

(Zip Code)

(650) 701-7722

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RDW	New York Stock Exchange
Warrants, each to purchase one share of Common Stock	RDW WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On November 10, 2021, Redwire Corporation, issued a press release, a copy of which is attached as Exhibit 99.1.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Press Release dated November 10, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDWIRE CORPORATION

Dated: November 10, 2021	By:	/s/ William Read
William Read
Chief Financial Officer